Exhibit 11.1 Statement Re: Computation Net Loss and Pro Forma Net Loss Per Share


                                                               Year Ended December 31,
                                                               -----------------------
                                                        1997           1996          1995
                                                        ----           ----          ----
Weighted average common shares outstanding            10,487,457     9,251,615       468,008

Effect of convertible preferred stock converted at
      date of issuance                                        --            --     6,490,254


                                                    ------------- -------------- ------------
Shares used in computing net loss or pro forma net    10,487,457     9,251,615     6,958,262
      loss per common share
                                                    ============= ============== ============

Net loss                                            $(10,988,697) $(11,833,886)  $(6,413,192)
                                                    ============= ============== ============

Net loss per common share (pro forma net loss per
      common share in 1996 and 1995)                $      (1.05) $      (1.28)  $     (0.92)
                                                    ============= ============= =============